Exhibit 11.1

INSIDER TRADING POLICY

Internal Information Management Rules

Enacted July 1, 2002

Amended November 1, 2002 (1)

Amended December 3, 2002 (2)

Amended March 31, 2003 (3)

Amended April 29, 2003 (4)

Amended April 6, 2004 (5)

Amended October 10, 2005 (6)

Amended June 30, 2008 (7)

Fully amended August 28, 2009 (8)

Amended September 24, 2012 (9)

Amended February 15, 2019 (10)

Amended December. 7, 2021 (11)

Amended August 12, 2024 (12)

Chapter 1 General Provisions

Article 1 (Purpose) The purpose of the Internal Information Management Rules (hereinafter “Rule”) is to prevent insider trading in advance by establishing general principles related to the management of our company (hereinafter the “Company”)’s undisclosed material information and the purchase and sale of the Company’s securities by Employee.

Article 2 (Definitions of the Terms) The terms used in this Rule are defined as follows:

1.

“Undisclosed Material Information” means information that could have a material impact on an investor’s investment decision and has not yet been disclosed to an unspecified large number of people through any of the methods specified in Article 7, Paragraph 3.

2.	“Employee” means any of the Company’s executives, employees, advisors, agents, dispatched workers, and other staff members.

3.	“Financial Investment Instrument” means a financial investment instrument as defined in Article 3 of the Financial Investment Services and Capital Markets Act (hereinafter the “Act”).

4.	“Securities” means securities as defined in Article 4 of the Act.

5.	“Specified Securities, etc.” means financial investment instruments as defined in Article 172, Paragraph 1 of the Act, which includes the following items.

A. Securities issued by the Company (excluding debt securities, beneficiary certificates, and derivative-linked securities. However, among debt securities, convertible bonds, bonds with warrants, participation bonds, exchangeable bonds with a right to claim their exchange with equity securities, and derivative-linked securities falling under the classification of item D below shall be considered as Specified Securities, etc.)

B. Depositary Receipts related to the securities in the item A above

C. Exchangeable bonds issued by an entity other than the Company that can be exchanged for securities listed in the item A or B above

D. Financial investment instruments that have only the securities from item A to item C above as underlying assets.

Chapter 2 Occurrence and Management of Undisclosed Material Information

Article 3 (Occurrence of Undisclosed Material Information) Undisclosed Material Information shall be deemed to have occurred when a disclosure matter or an equivalent important matter is first determined or when the reason for such matter first arises.

Article 4 (Maintenance of Confidentiality of Undisclosed Material Information) j Employees shall manage Undisclosed Material Information in accordance with the following items to maintain confidentiality. <Amended 2012.9.24>

1.	documents containing Undisclosed Material Information should be stored in a secure location with controlled access.

2.	do not discuss Undisclosed Material Information in common areas within the Company or in general public places.

3.	documents containing Undisclosed Material Information must be destroyed in a manner, such as shredding, that ensures the contents of the documents cannot be ascertained.

4.	Employees shall maintain the confidentiality of Undisclosed Material Information in their possession not only outside the Company but also within the Company.

k Employees shall not disclose the Company’s Undisclosed Material Information. However, in cases where Undisclosed Material Information must be shared with counterparts, legal representatives, external auditors, or others due to business necessity, it should only be shared to the extent necessary. If there is any uncertainty regarding the scope of information sharing, confirmation must be obtained from the head of the disclosure department (referring to the head of the department in charge of the Company’s disclosure tasks, as defined in Article 3, Paragraph 6 of the Disclosure Regulations) or the head of the Compliance Department. <Amended 2012.9.24>

l If an employee unintentionally discloses Undisclosed Material Information, such person shall notify the head of the disclosure department without delay. <New 2012.9.24>

m The head of the disclosure department who receives the notice in the preceding paragraph shall report such facts to the officer responsible for disclosure (a person who is designated by the CEO to effectively oversee the Company’s disclosure tasks as defined in Article 3, Paragraph 5 of the Disclosure Regulations (hereinafter the same)) and take necessary measures such as fair disclosure under his/her instruction. <New 2012.9.24>

Article 5 (Management of Undisclosed Material Information) j Employees shall notify the head of the department in charge of disclosure for appropriate disclosure if the Undisclosed Material Information qualifies as disclosure information (information specified in Article 3, Paragraph 1 of the Disclosure Regulations). <Amended 2012.9.24>

k Each department head shall ensure that the date, time, and personal information of the participants are recorded and maintained for the entire process from the creation to the disclosure of Undisclosed Material Information, including proposals, reviews, consultations among related organizations, and board resolutions regarding such undisclosed material information. <Amended 2012.9.24>

l Each department head shall be responsible for the management of Undisclosed Material Information of the department in charge, and shall provide appropriate advice and guidance on the management of such Undisclosed Material Information, and shall manage and identify documents and materials related to Undisclosed Material Information regarding storage, export, and copying, etc. <Amended 2012.9.24>

Article 6 (Outsourcing of Undisclosed Material Information) When engaging in tasks involving Undisclosed Material Information, such as consultations or seeking advice from external parties, or entering into related contracts, thorough confidentiality must be maintained and necessary measures, such as entering into confidentiality agreements, should be taken.

Article 7 (Disclosure of Undisclosed Material Information) j Disclosure of Undisclosed Material Information shall be made by the CEO or the person responsible for disclosure. In such case, if the Undisclosed Material Information is disclosure information or is disclosed through the distribution of press releases or similar means, the method of disclosure and other related procedures shall follow as determined in the Disclosure Regulations or other relevant regulations.

k If it is determined that there is a possibility that unfair trading of Specific Securities, etc. may be conducted due to leakage and unfair use of Undisclosed Material Information prior to its disclosure, or if Undisclosed Material Information is reported before it is disclosed through the prescribed procedures, it shall be promptly disclosed in accordance with the disclosure method.

l Undisclosed Material Information shall be deemed to be disclosed if it falls under one of the following subparagraphs.

1.

Information contained in the document filed with or reported to the Financial Services Commission or the Korea Exchange in accordance with statutes or regulations: 1 day after the document containing such information is made available for inspection, as prescribed by the Financial Services Commission or the Korea Exchange

2.	Information disclosed through the electronic communications medium established and run by the Financial Services Commission or the Korea Exchange: 3 hours after the disclosure

3.

Information published in at least two newspapers circulated nationwide, among ordinary daily newspapers and daily newspapers specializing in the economy under the Act on Guaranteeing the Freedom and Functioning of Newspapers, Etc.: 6 hours from midnight of the day following the date of publishing: Provided, That where information is published in the form of electronic publication under relevant statutes, 6 hours after the publishing

4.	Information broadcasted through a terrestrial broadcasting station with nationwide coverage, among broadcasting stations under the Broadcasting Act: 6 hours after the broadcasting

5.	Information provided by Yonhap News Agency under the Act on the Promotion of News Communications: 6 hours after the provision

Chapter 3 Prohibition of Using Undisclosed Material Information, etc.

Article 8 (Prohibition of Using Undisclosed Material Information) j Employees shall not use or cause others to use Undisclosed Material Information related to their work for the purchase or sale of Specific Securities, etc. or other transactions.

k The provisions of Paragraph 1 shall also apply to the former Employee if less than one year has passed from the date of the termination/resignation of such former Employee.

Article 9 (Transactions of Specified Securities by Employees) j If an Employee of the Company intends to engage in purchase, sale, or any other transaction involving Specific Securities, etc., he/she shall pay particular attention to the existence of material information and whether such material information has been disclosed. <Amended 2012.9.24>

k Employees shall not engage in the transactions described in the preceding paragraph if there is a risk that the transaction may be recognized as a transaction using Undisclosed Material Information of the Company and its group companies (meaning affiliated companies of the Company, such as subsidiaries and subsidiaries of subsidiaries of the Company), such as transactions within two weeks (as of the date of the transaction) prior to the submission of fair disclosure of operating results pursuant to Article 16 and Article 16-1, Subparagraph 3 of the Disclosure Guidelines. However, if a person is in a position where it is difficult to directly access the Undisclosed Material Information and there are unavoidable circumstances such as the reasons listed below, he/

she may transact exceptionally after obtaining prior approval from the Compliance Officer with relevant documents. <Amended 2012.9.24, Amended 2024.8.12>

1.	When an Employee who does not own a house buys a house in his/her name

2.	When an Employee who does not own a house pays rent pursuant to Article 303 of the Civil Act or a deposit pursuant to Article 3(2) of the Housing Lease Protection Act for the purpose of housing.

l The officer responsible for disclosure or the head of the department in charge of disclosure may prohibit Employees from transaction of Specific Securities, etc. for a certain period of time if he/she determines that the information regarding occasional disclosure pursuant to Article 10 of the Disclosure Guidelines or fair disclosure pursuant to Article 16 of the Disclosure Guidelines falls under the Undisclosed Material Information in Paragraph 2.<New 2024.8.12.>

m The provisions of Paragraphs 1 and 2 shall apply equally to an Employee who receives and acquires Undisclosed Material Information from relevant Employee.

Article 10 (Obligation to report the possession of Specific Securities, etc. by executives, etc.) j An executive or a major shareholder shall report the possession of Specific Securities, etc. and the changes thereto to the Securities and Futures Commission and the Korea Exchange, respectively, in accordance with Article 173, Paragraph 1 of the Act.

k An executive or a major shareholder shall report to the Financial Services Commission and the Korea Exchange, respectively, the bulk holdings of exchange-traded derivatives and the changes thereto in accordance with Article 173-2, Paragraph 1 of the Act.

l The officer responsible for disclosure shall check whether an executive or a major shareholder is a reporting obligor under Paragraph 1 or 2, and if so, take necessary measures, including notifying the party to fulfill the reporting obligation in accordance with relevant laws and regulations.

m An executive who is required to fulfill the reporting obligation under paragraphs 1 and 2 may omit the report under Article 12, Paragraph 1. <New 2012.9.24>

Article 11 (Return of Short-Term Trading Profits) j Executives and the Employees specified in the following Subparagraphs shall return the profits to the Company in accordance with the provisions of Article 172 of the Act if they have earned profits by selling Specific Securities, etc. within six months after purchasing them or repurchasing them within six months after selling them.

1. Employees engaged in the establishment, modification, implementation, or disclosure of matters subject to major event reporting under Article 3, Paragraph 14 of the Company’s Disclosure Regulations, as well as other related tasks

2. Employees engaged in tasks related to finance, accounting, planning, or research and development

k If the Company receives a request from a shareholder of the Company (including a person who owns equity securities or depository receipts in addition to shares, hereinafter the same in this Article) to claim the return of the profits of an Employee who engaged in short-term trading arbitrage, the head of the Compliance Department shall, within two months from the date of receipt of such request, proceed with the necessary procedures to obtain the return of such profits, including filing a judicial claim against such Employee. <Amended 2012.9.24>

l The head of the disclosure department shall ensure that the following matters are disclosed on the Company’s website without delay for a period of two years from the date of receiving notification from the Securities and Futures Commission of the occurrence of short-term trading profits. However, this shall not apply if the short-term trading profit is returned. <New 2012.9.24>

1.	The status or position of the individual required to return short-term trading profits.

2.	The amount of short-term trading profits (This refers to the total amount aggregated by each executive, Employee, or major shareholder.)

3.	The date on which the Company receives notification from the Securities and Futures Commission regarding the occurrence of short-term trading profits

4.	Plan for claiming the return of short-term profits

5.

A shareholder of the Company may request the Company to make a claim for the return of the short-term trading profit from the person who obtained the short-term trading profit and, if the Company does not make such a claim within two months from the date of receipt of the request, the shareholder may file the claim on behalf of the Company

Article 12 (Voluntary Reporting of Specified Securities, etc. Transactions, etc.) j Employees shall voluntarily report to the head of the Compliance Department within 10 days from the end of the half-year period to which the transaction date belongs, the accounts and transaction details (hereinafter “Transaction Details, etc.”) of the Company’s Specified Securities, etc. managed by the Employee and/or for the Employee’s calculations. However, if an Employee retires, the Transaction Details, etc. between the last report date and the date of retirement shall be reported by the date of retirement. <Amended 2012.9.24, Amended 2024.8.12>

k The head of the Compliance Department shall check the contents of the voluntary report received pursuant to Paragraph 1 for unfair acts using Undisclosed Material Information stipulated in relevant laws and regulations and internal regulations based on the contents of the voluntary report to the extent permitted by relevant laws and regulations, and maintain records. In this case, the reported information must not be used for purposes other than business-related purposes, nor should it be disclosed to third parties. <Revised 2012.9.24>

l If the inspection under the preceding paragraph reveals facts that fall under short-term trading transactions under Article 172 of the Act, Article 11 shall apply. In this case, the calculation method and return procedure of short-term trading profits shall be as prescribed by relevant laws and regulations.

Chapter 4 Supplementary Provisions

Article 13 (Undisclosed Material Information of Subsidiaries, etc.) j Employees shall strictly manage Undisclosed Material Information of the Company’s affiliated companies, related companies, and business partners (hereinafter “Affiliated Companies, etc.”) that they come to know in the course of their duties in accordance with the provisions set forth in Chapter 2, and shall not leak or divulge such information to internal or external parties except when necessary for business purposes.

k If an Employee becomes aware of Undisclosed Material Information of Affiliated Companies, etc., etc. in the course of his/her duties, he/she shall not use or cause others to use such information in connection with the purchase, sale, or other transaction of Specific Securities, etc. issued by such Affiliated Companies, etc. until such information is disclosed.

l The head of the disclosure department or the person in charge of disclosure (refers to a person designated by the officer in charge of disclosure pursuant to Article 6, Paragraph 2 of the Disclosure Regulations and registered with the Exchange pursuant to the Securities Disclosure Regulations) shall establish and maintain a disclosure cooperation system with subsidiaries to ensure that disclosure of subsidiaries’ disclosure matters is properly made. <Amended 2012.9.24>

Article 14 (Education) The head of the Compliance Department shall thoroughly raise awareness of the importance of managing Undisclosed Material Information and the purpose of enacting relevant laws and regulations on insider trading. < Revised September 24, 2012>

Article 15 (Priority of Relevant Laws and Regulations) If any part of these Rules is inconsistent with the Act, related subordinate laws and regulations, such Act, laws and regulations shall prevail.

Article 16 (Amendments, etc.) The authority to enact, amend, or repeal this Rule rests with the Compliance Officer.

Additional Clauses

This Rule is effective from July 1, 2002.

Additional Clauses (1)

This Rule is effective from November 1, 2002.

Additional Clauses (2)

This Rule is effective from December 3, 2002.

Additional Clauses (3)

This Rule is effective from March 31, 2003.

Additional Clauses (4)

This Rule is effective from April 29, 2003.

Additional Clauses (5)

This Rule is effective from April 6, 2004.

Additional Clauses (6)

This Rule is effective from October 10, 2005.

Additional Clauses (7)

This Rule is effective from June 30, 2008.

Additional Clauses (8)

This Rule is effective from August 28, 2009.

Additional Clauses (9)

This Rule is effective from September 24, 2012.

Additional Clauses (10)

This Rule is effective from February 15, 2019.

Additional Clauses (11)

This Rule is effective from December 7, 2021.

Additional Clauses (12)

This Rule is effective from August 12, 2024.